UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [X] Form 10-Q
             [ ] Form N-SAR

                     For Period Ended: September 30, 1998

                     [ ] Transition Report on Form 10-K
                     [ ] Transition Report on Form 20-F
                     [ ] Transition Report on Form 11-K
                     [ ] Transition Report on Form 10-Q
                     [ ] Transition Report on Form N-SAR

                     For the Transition Period Ended:

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates


                                    PART I
                            REGISTRANT INFORMATION

                Semiconductor Laser International Corporation
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                           Full Name of Registrant


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                          Former Name if Applicable

                               15 Link Drive
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           Address of Principal Executive Offices (Street and Number)

                         Binghamton, New York  13904
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                           City, State and Zip Code


                                    PART II
                              Rules 12b-25 and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, Form 11-k, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or Transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c) The accountant's statement or other exhibit required by
          Rule 12b-25(c) has been attached if applicable


                                    PART III
                                   Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


        The recent resignation of the former Chief Financial Officer of the Corporation and the subsequent hiring of a new Chief Financial Officer have created a delay in management's ability to complete the preparation of Form 10-QSB on a timely basis without the incurrence of unreasonable effort and expense.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Geoffrey T. Burnham               607                722-3800
      ---------------------          -----------        ------------------
            (Name)                   (Area Code)        (Telephone Number)

(2) Have all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
    If answer is no, identify report(s)  [X] Yes   [ ] No

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    ----------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
    [ ] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                            Semiconductor Laser International Corporation
                          -------------------------------------------------
                          has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                          Date:  November 16, 1998
                                -------------------------

                          By:   /s/ Geoffrey T. Burnham
                                -------------------------
                                     Geoffrey T. Burnham, Chairman, President
                                       and Chief Executive Officer (principal
                                       executive officer and principal
                                       financial and accounting officer)